Exhibit 10.61

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”), made as of November 13, 2007, by and between RESPIRONICS, INC., a Delaware corporation (the “Company”) and Craig Reynolds (“Executive”). If future benefits provided to Executive Vice Presidents, Senior Vice Presidents or the President (other than base salary) become more favorable than those contained herein, Executive will receive the benefit of those changes.

W I T N E S S E T H:

WHEREAS, the Company is engaged in the business of the design, development, manufacture, marketing and sale principally of respiratory and other medical equipment;

WHEREAS, Executive possesses valuable knowledge and skills that will contribute to the successful operation of the Company’s business;

WHEREAS, Executive and the Company are currently parties to an Employment Agreement executed on or about November 11, 1997 (as amended, from time to time prior to the date of this Agreement, the “Original Agreement”);

WHEREAS, pursuant to the Original Agreement, as partial consideration for Executive’s agreement to forego the exercise of certain rights worth One Million, Seven Hundred Thousand Dollars ($1,700,000) set forth in the Original Agreement and remain in the employ of the Company in accordance with the terms and conditions of the Original Agreement, the Company agreed on August 16, 2000 to (i) pay Executive certain additional amounts upon termination or expiration of the Original Agreement, and (ii) guaranty a $300,000 loan obtained by Executive, to reimburse Executive for interest payable on such loan and to gross-up one time Executive’s income to account for any additional federal and state income tax payable by Executive as a result of the Company’s reimbursement of Executive for interest payable on such loan;

WHEREAS, Executive and the Company desire to amend and restate the Original Agreement as herein set forth;

WHEREAS, the Company and Executive have agreed to execute and deliver this Agreement in consideration, among other things, of (i) the access Executive will have to confidential or proprietary information of the Company, (ii) the access Executive will have to confidential or proprietary information to be acquired hereafter by the Company, and (iii) Executive’s receipt of compensation from time to time by the Company; and

WHEREAS, the Company desires to retain the services of Executive, and Executive is willing to accept employment with the Company, subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, intending to be legally bound, the Company agrees to employ Executive, and Executive hereby agrees to be employed by the Company, upon the following terms and conditions:

ARTICLE I

EMPLOYMENT

1.01. Office. Executive will be employed as Executive Vice President and Chief Operating Officer of the Company, having such duties and responsibilities as are commensurate with such position and title. Executive shall report to the President and Chief Executive Officer of the Company and shall also perform such other duties unrelated to his title and position as may be mutually agreed upon by Executive and the Company. (Such duties and responsibilities shall hereinafter be referred to as Executive’s “Services”.) In such capacity or capacities Executive shall use his best energies or abilities in the performance of his Services hereunder and as prescribed in the By-Laws of the Company.

1.02. Term. Subject to the terms and provisions of Article II hereof, Executive shall be employed by the Company for a period of three years (the “Term”), commencing on the date of this Agreement. Subject to the terms and provisions of Article II hereof, the Term shall automatically be extended for additional three year periods unless, not less than ninety (90) days prior to the expiration of the first year of the then-current Term, either Executive or the Company shall advise the other that the Term will not be further extended. “Term” shall also include any extension or renewals of the original Term, but shall not include the Extended Employment Period, as defined in Section 2.08.

1.03. Base Salary. Compensation shall be paid to Executive by the Company at the rate of $529,876.00 per annum (the “Base Salary”), payable bi-weekly. The Base Salary to be paid to Executive may be adjusted upward (but not downward) by the Board of Directors of the Company at any time (but not less frequently than annually) based upon Executive’s contribution to the success of the Company and on such other factors as the Board of Directors of the Company shall deem appropriate.

1.04. Executive Benefits. At all times during the Term, Executive shall have the right to participate in and receive benefits under and in accordance with the then-current provisions of all incentive, profit sharing, retirement, stock option or purchase plans, life, health and accident insurance, hospitalization and other incentive and benefit plans or programs (except for any such plan in which Executive may not participate pursuant to the terms of such plan or Executive’s geographic location) which the Company may at any time or from time to time have in effect for executive employees of the Company or its subsidiaries, Executive’s participation to be on a basis commensurate with other executive employees considering their respective responsibilities and compensation. Prior service of Executive with the Company, Healthdyne Technologies, Inc. (“Healthdyne”) or a Healthdyne subsidiary (including service with predecessor entities to the extent recognized under analogous Healthdyne benefit plans) shall be counted in determining eligibility to participate in benefit plans and programs applicable to Executive hereunder and for purposes of vesting. Executive shall also be entitled to be reimbursed for all reasonable expenses incurred by him in the performance of his Services hereunder.

1.05. Principal Place of Business. The headquarters and principal place of business of the Company is located in Pittsburgh, Pennsylvania. For Executive’s convenience, Executive’s principal place of business will be in Kennesaw, Georgia, and he will reside within a reasonable distance thereof.

ARTICLE II

SEPARATION OF SERVICE

2.01. Illness, Incapacity. If, during the Term, the Board of Directors of the Company shall determine that Executive shall be prevented from effectively performing all his Services hereunder by reason of illness or disability, confirmed by a physician mutually acceptable to Executive and the Company, and such failure so to perform shall have continued for a period of not less than six months, then the Company may, by written notice to Executive, separate the Executive from performance of Services hereunder (such separation shall hereinafter be referred to as “Separation of Service”) effective at any time after such six month period. Upon delivery to Executive of such notice, together with payment of any salary accrued and unpaid under Section 1.03 hereof, Executive’s Services and all obligations of the Company under Article I (except any obligation for vested benefits) hereof shall forthwith terminate. The obligations of Executive under Articles III and IV (but only Sections 4.01-4.04, 4.06, and 4.07) hereof, and the Company’s obligations under Section 2.08 hereof, shall continue notwithstanding Executive’s Separation of Service pursuant to this Section 2.01.

2.02. Death. If Executive dies during the Term, Executive’s Services shall terminate and all obligations of the Company hereunder, other than any obligations with respect to the payment of accrued, unpaid salary and vested benefits, shall terminate; provided, however, that the Company’s obligations under Section 2.08 hereof shall continue notwithstanding Executive’s Separation of Service pursuant to this Section 2.02.

2.03. Separation of Service by Company. (a) For Cause. In the event that, in the reasonable judgment of the Board of Directors of the Company after a meeting at which Executive is given reasonable notice and afforded an opportunity to attend, be heard and be accompanied by a lawyer, Executive shall have (a) been guilty of any act of dishonesty material with respect to the Company, (b) been convicted of a crime involving moral turpitude which affects Executive’s ability to perform his Services under this Agreement or which materially adversely affects the Company or (c) intentionally disregarded express instructions of the Board of Directors of the Company with respect to material matters of policy continuing (in the case of clause (c)) for a period of not less than thirty (30) days after notice of such disregard, the Company may terminate Executive’s Services effective at such date as it shall specify in a written notice to Executive (other than any such disregard resulting from incapacity due to physical or mental illness or following Executive’s delivery of a notice of Separation of Service pursuant to Section 2.04(a)). Any such Separation of Service by the Company shall be deemed to be “for cause”. During the Change of Control Protection Period (as defined below), (1) for purposes of this Section 2.03(a), no act, or failure to act, on the part of Executive shall be considered “intentional” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company, (2) any act, or failure to act, based upon authority (x) given pursuant to a resolution duly adopted by the Board of Directors, or if the Company is not the ultimate parent corporation and is not publicly-traded, the board of directors of the ultimate parent of the Company (the “Applicable Board”), (y) upon the instructions of the President of the Company or (z) based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company and (3) the Separation of Service of Executive shall not be deemed to be for cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the independent directors of the Applicable Board (excluding Executive, if Executive is a member of the

Applicable Board) at a meeting of the Applicable Board called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel for Executive, to be heard before the Applicable Board), finding that, in the good faith opinion of the Applicable Board, Executive is guilty of the conduct described in Section 2.03, and specifying the particulars thereof in detail. Upon delivery to Executive of notice of Separation of Service in accordance with the procedural requirements of this Section 2.03, together with payment of any salary accrued and unpaid under Section 1.03 hereof and vested benefits for which the Company is obligated, Executive’s Services and all obligations of the Company under Article I hereof shall forthwith terminate. The obligations of Executive under Articles III and IV hereof, and the Company’s obligations under Section 2.08 hereof, shall continue notwithstanding Executive’s Separation of Service pursuant to this Section 2.03(a). “Change of Control Protection Period” means the period commencing upon the occurrence of a Change of Control (as defined in Section 2.06(b)) through and including the twenty-four (24) month anniversary of the Change of Control.

(b) Without Cause. Executive’s Services hereunder may be terminated at any time by the Company without cause if the Board of Directors of the Company, by resolution duly adopted by the Board, so determines. Except as set forth in Sections 2.05 and 2.06 hereof, all obligations of the Company under Article I cease upon Separation of Service pursuant to this Section 2.03 (b) (except for accrued and unpaid salary and any obligation for vested benefits). The obligations of Executive under Articles III and IV hereof, and the Company’s obligations under Section 2.08 hereof, shall continue notwithstanding Executive’s Separation of Service pursuant to this Section 2.03(b).

2.04. Separation of Service by Executive. (a) Except during the Change of Control Protection Period, Executive agrees to give the Company ninety (90) days prior written notice of the termination of his Services with the Company. Simultaneously with such notice, except during the Change of Control Protection Period, Executive shall inform the Company in writing as to his employment plans following the Separation of Service with the Company. In the event Executive has terminated his Services with the Company because there has been: (i) a material downgrading in Executive’s duties, titles or responsibilities for the Company or a reduction in his annual target incentive of 10% or more, (ii) a change in Executive’s principal place of business to a location not within 30 miles of its present location, (iii) any significant and prolonged increase in the traveling requirements applicable to the discharge of Executive’s responsibilities, (iv) he has been removed from or not reelected to the Board of Directors of the Company, (v) any breach of the Company of its duties or obligations pursuant to this Agreement which has not been cured within thirty (30) days after notice of such breach, (vi) any failure of any successors to the Company after a Change of Control (as defined herein) to assume the obligations of the Company hereunder, (vii) as a condition to any renewal or extension of this Agreement, the imposition by the Company of any adverse change in any material term or provision of this Agreement, (viii) any other material adverse change in working conditions, responsibilities or prestige, (ix) during the Change of Control Protection Period only, the failure by the Company to continue to provide Executive with employee benefits substantially similar to those enjoyed by him immediately prior to the Change of Control or the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive Executive of any material fringe benefit enjoyed by the Executive immediately prior to the Change of Control or (x) during the Change of Control

Protection Period only, notice by the Company that it will not extend the Term pursuant to Section 1.02; then, in the case of any of the events described in clauses (i) through (x), Executive shall be entitled to the compensation provided for in Section 2.05 upon such Separation of Service. For purposes of this Section 2.04(a), during the Change of Control Protection Period, any good faith determination made by Executive regarding the occurrence of any of the events described in clauses (i) through (x) of this Section 2.04(a) shall be presumed correct unless the Company can prove otherwise. In addition, for purposes of this Section 2.04(a), the Executive’s mental or physical incapacity following the occurrence of an event described above in clauses (i) through (x) shall not affect the Executive’s ability to terminate his Services for any of the reasons described in clauses (i) through (x) of this Section 2.04(a).

(b) Without prejudice to Executive’s rights under Section 2.04(a), all obligations of the Company under Article I shall cease upon Executive’s Separation of Service pursuant to this Section 2.04, except for the payment of any salary accrued and unpaid under Section 1.03 hereof and any obligation for vested benefits. The obligations of Executive under Articles III and IV hereof, and the Company’s obligations under Section 2.08 hereof, shall continue notwithstanding Executive’s Separation of Service pursuant to this Section 2.04.

2.05. Separation of Service Payments – Discharge Without Cause; Separation of Service Pursuant to Section 2.04(a). If (a) the Company terminates Executive’s Services without cause pursuant to Section 2.03(b) or (b) Executive terminates his Services pursuant to Section 2.04(a) (either of clauses (a) and (b), a “Qualifying Separation of Service”), Executive shall be entitled to a lump sum payment in an amount equal to (i) his W-2 wages as required to be reported to the Internal Revenue Service (“IRS”) in Box 1 on Executive’s W-2 Wage and Tax Statement during the immediately preceding three completed calendar years, plus (ii) the aggregate amount of Executive’s car allowance (as in effect immediately prior to the Separation of Service (without giving effect to any reduction)) for a thirty-six month period, such amount to be paid within sixty (60) days of Executive’s Separation of Service; provided, however, that, subject to the immediately following sentence, with respect to clause (ii) only, such amounts shall be payable upon the later of (i) the date specified in this Section 2.05 and (ii) January 1, 2008. Notwithstanding the immediately preceding sentence, in the event that the Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (as determined in accordance with the methodology established by the Company as in effect on the date of Separation of Service), amounts that would otherwise be payable under this Section 2.05 during the six-month period immediately following the date of Separation of Service shall instead be paid on the first business day after the date that is six months following the Executive’s “separation from service” within the meaning of Section 409A of the Code. In addition, for three years after the Executive’s date of Separation of Service, the Company shall continue to provide health insurance coverage (which includes dental coverage) to the Executive at a level substantially similar to the health insurance benefits enjoyed by Executive prior to his Separation of Service (without giving effect to any reduction); provided, however, that the health insurance coverage provided during such period shall be provided in such a manner that such benefits (and the costs and premiums thereof) are excluded from the Executive’s income for federal income tax purposes (if the Company reasonably determines that providing continued coverage under one or more of its health care benefit plans contemplated herein could be taxable to the Executive, the Company shall provide such benefits at the level required hereby through the purchase of individual insurance coverage). For the avoidance of doubt, this Section 2.05 shall apply to a Qualifying Separation of Service prior to, upon the occurrence of, or following a Change of Control and the Company acknowledges that Executive will be entitled to the payments contemplated by this Section 2.05 if Executive experiences a Qualifying Separation of Service prior to, upon the occurrence of, or following a Change of Control. In addition, for the avoidance of doubt, in the event that the Company makes full payment of all the amounts contemplated by this Section 2.05, the Company will have no obligation to make any payments contemplated by Section 2.06(a). Executive has no duty to mitigate the payments contemplated by this Section 2.05 and these payments will not be reduced in any way should Executive obtain other employment during the period in which payments are being made.

2.06. Separation of Service Payments – After Certain Business Combinations. (a) If Executive or the Company (except pursuant to Section 2.03(a) hereof) terminates Executive’s Services during the Term upon or after the occurrence of a Business Combination not approved by a majority of Disinterested Directors then in office, as those terms are defined in Article Ninth of the Company’s Certificate of Incorporation, Executive shall be paid an amount equal to (i) three times Executive’s average W-2 wages as required to be reported to the IRS in Box 1 on Executive’s W-2 Wage and Tax Statement during the immediately preceding three completed calendar years, plus (ii) the aggregate amount of Executive’s car allowance (as in effect immediately prior to the Separation of Service (without giving effect to any reduction)) for a thirty-six month period, such payment to be made in a lump sum within sixty (60) days of Executive’s Separation of Service. Notwithstanding the immediately preceding sentence, in the event that the Executive is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the date of Separation of Service), amounts that would otherwise be payable under this Section 2.06(a) during the six-month period immediately following the date of Executive’s Separation of Service shall instead be paid on the first business day after the date that is six months following the Executive’s “separation from service” within the meaning of Section 409A of the Code. In addition, for three years after the Executive’s date of Separation of Service, the Company shall continue to provide health insurance coverage (which includes dental coverage) to the Executive at a level substantially similar to the health insurance benefits enjoyed by Executive prior to his Separation of Service (without giving effect to any reduction); provided, however, that the health insurance coverage provided during such period shall be provided in such a manner that such benefits (and the costs and premiums thereof) are excluded from the Executive’s income for federal income tax purposes (if the Company reasonably determines that providing continued coverage under one or more of its health care benefit plans contemplated herein could be taxable to the Executive, the Company shall provide such benefits at the level required hereby through the purchase of individual insurance coverage). For the avoidance of doubt, in the event that the Company makes full payment of all the amounts contemplated by this Section 2.06(a), the Company will have no obligation to make any payments contemplated by Section 2.05. Executive has no duty to mitigate the payments contemplated by this Section 2.06(a) and these payments will not be reduced in any way should Executive obtain other employment during the period in which payments are being made.

(b) As used herein a “Change of Control” shall be deemed to have occurred if (a) there shall be consummated (i) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s common stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company’s common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or (b) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company, or (c) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 30% of the Company’s outstanding common stock, or (d) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors of the Company shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company’s stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; provided, however, that, in the absence of a majority vote of the directors to the contrary, the sale, lease, exchange or other disposition (in one transaction or a series of related transactions) of less than 70% of the total fair market value of all of the assets of the Company immediately prior to such transaction or transactions shall not be deemed to be a Change in Control and provided further that the transaction or transactions which involve the sale, lease, exchange or other disposition of 70% or more of the total fair market value of all of the assets of the Company immediately prior to such transaction or transactions shall be deemed to be a Change in Control even if approved by the Board of Directors of the Company.

2.07. Separation of Service Payments – Taxes. The parties hereto agree that the Separation of Service payments contemplated by this Article II are reasonable compensation in consideration of the Executive’s adherence to the terms of Article IV hereof. Neither party shall contest the payment of such benefits as constituting an “excess parachute payment” within the meaning of Section 280G(b)(I) of the Code. In the event that Executive becomes entitled to the Separation of Service payments contemplated by this Article II and Executive becomes subject to the tax imposed by Section 4999 of the Code (the “Excise Tax”) as a result of the Separation of Service payments and any other benefits or payments required to be taken into account under Code Section 280G(b)(2) (“Parachute Payments”), the Company shall pay to Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by Executive, after deduction of any Excise Tax on the Parachute Payments and any Federal, state and local income tax and Excise Tax upon the payment provided for by this paragraph, shall be equal to the Parachute Payments determined prior to the application of this paragraph. For purposes of determining the amount of the Parachute Payments, no payments or benefits shall be included if, in the opinion of tax counsel selected by the Company’s independent auditors and acceptable to Executive, such payments or benefits (in whole or in part) do not constitute Parachute Payments, or such payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code. The value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay Federal income taxes at the highest marginal rate of Federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of Executive’s residence on the date of Separation of Service, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax payable by Executive is subsequently determined to be less than the amount taken into account hereunder at the time of Executive’s Separation of Service, Executive shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction plus interest on the amount of such repayment at the rate provided for in Section 1274(b)(2)(B) of the Code (“Repayment Amount”). In the event that the Excise Tax payable by Executive is determined to exceed the amount taken into account thereunder at the time of the Executive’s Separation of Service (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined (“Additional Gross-up”). The obligation to pay any Repayment Amount or Additional Gross-up shall remain in effect under this Agreement for the entire period during which the Executive remains liable for the Excise Tax, including the period during which any applicable statute of limitation remains open. Such Gross-Up Payment and Additional Gross-Up shall be paid at such time as Executive remits payment for Excise Tax to any taxing authority; however, in no event will any Gross-Up Payment or Additional Gross-Up be made later than the end of Executive’s taxable year in which the related taxes are remitted to the taxing authority.

Section 2.08 Extended Employment Period and Additional Payments Upon Separation of Service or Expiration of the Term. (a) Commencing simultaneously upon the earlier of (i) the expiration of the Term, or (ii) Executive’s Separation of Service for any reason (including, but not limited to any Separation of Service initiated either by the Company or by the Executive, but excluding a Separation of Service due to the death of Executive in accordance with Section 2.02 hereof) (hereinafter an “Extended Employment Event”), Executive shall remain in the employ of the Company for the Extended Employment Period (as defined below) in accordance with the terms of this Section 2.08. As used herein, the “Extended Employment Period” shall mean two (2) years from the Extended Employment Event. At all times during the Extended Employment Period, Executive shall have the right to participate in stock option or purchase plans and health insurance plans as specified in this Section 2.08 hereof and shall have the right to participate in the then current provisions of all life, disability and accident insurance plans or programs (except for any such plan in which Executive may not participate pursuant to the terms of such plan or Executive’s geographic location) which the Company may at any time or from time to time have in effect for employees of the Company or its subsidiaries.

(b) Upon an Extended Employment Event or upon Executive’s Separation of Service pursuant to Section 2.02 hereof, the Company shall pay to Executive (or Executive’s estate or beneficiaries following Executive’s death) a lump sum amount equal to (i) one hundred and fifty percent (150%) of his Base Salary in effect immediately prior to Executive’s Extended Employment Event and commencement of the Extended Employment Period (without giving effect to any reduction), plus (ii) the aggregate amount of (x) Executive’s car allowance (as in effect immediately prior to Executive’s Extended Employment Event (without giving effect to any reduction)) for a twenty-four month period, (y) an amount equal to two hundred percent (200%) of the Company’s matching contributions on behalf of Executive under the Company’s Retirement Savings Plan during the last completed fiscal year of the Company immediately prior to Executive’s Extended Employment Event and commencement of the Extended Employment Period (or, if greater, the last completed fiscal year of the Company preceding a Change of Control) and (z) an amount equal to two hundred percent (200%) of the Company’s contributions on behalf of the Executive under the Company’s supplemental executive retirement plan during the last completed fiscal year of the Company immediately prior to Executive’s Extended Employment Event and commencement of the Extended Employment Period (or, if greater, the last completed fiscal year of the Company preceding a Change of Control) (clauses (i) and (ii), (the “Additional Payments”). Notwithstanding the immediately preceding sentence, in the event that the Executive is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the date of Executive’s Extended Employment Event), amounts that would otherwise be payable under this Section 2.08(b) during the six-month period immediately following the Executive’s Extended Employment Event shall instead be paid on the first business day after the date that is six months following the Executive’s “separation from service” within the meaning of Section 409A of the Code. In addition, during the Extended Employment Period, the Company shall continue to provide health insurance coverage (which includes dental coverage) to the Executive at a level substantially similar to the health insurance benefits enjoyed by Executive prior to Executive’s Extended Employment Event (without giving effect to any reduction); provided, however, that such benefits provided during such two-year period shall be provided in such a manner that such benefits (and the costs and premiums thereof) are excluded from the Executive’s income for federal income tax purposes (if the Company reasonably determines that providing continued coverage under one or more of its welfare benefit plans contemplated herein could be taxable to the Executive, the Company shall provide such benefits at the level required hereby through the purchase of individual insurance coverage). The Company shall withhold all amounts required with respect to the Additional Payments. Executive has no duty to mitigate the payments contemplated by this Section 2.08(b) and these payments will not be reduced in any way should Executive obtain other employment during the period in which payments are being made.

(c) During the Extended Employment Period, Executive shall perform general advisory duties for the Company for a minimum of one (1) eight (8) hour day per calendar month or as mutually agreed upon by Executive and the Company. It is acknowledged and agreed that Executive shall not be an executive officer of the Company during the Extended Employment Period, and shall not be subject to the Company’s policy restricting the sale of securities by the Company’s officers and employees; provided, however, that Executive shall comply with all trading restrictions as may be applicable under federal and state securities laws. During the Extended Employment Period, Executive will not be required to travel from his place of employment in Kennesaw, Georgia (or such other location as Executive may designate in writing from time to time) on Company business without Executive’s consent. Executive shall receive the Additional Payments and the benefits provided for in this Section 2.08 during the Extended Employment Period regardless of whether the Company requests Executive to perform advisory services. Executive shall voluntarily resign from the Board of Directors of the Company effective as of the commencement of the Extended Employment Period.

(d) It is the intention of the parties that Executive shall remain an employee of the Company during the Extended Employment Period and that, accordingly, the Company represents and warrants that any and all stock options or awards granted to Executive (collectively, “Options”) under any stock option plan, stock incentive plan or similar plan or program maintained by the Company or any of its predecessors (collectively, “Option Plans”) which were outstanding immediately prior to Executive’s Extended Employment Event and commencement of the Extended Employment Period shall remain in full force and effect during the Extended Employment Period and shall continue to vest and become exercisable during the Extended Employment Period, and that the Options shall be exercisable after the expiration of the Extended Employment Period in accordance with the terms of the respective Option Plans. The Company further represents and warrants that the number of shares of Common Stock covered by the Options and the exercise price thereof shall not be affected by any change in tax treatment of such Options and that such Options shall remain in full force and effect notwithstanding any change in tax treatment of such Options. The Company makes no representation and warranty with respect to the tax treatment of the Options upon the exercise of such Options by Executive; however, the Company agrees that it will at all times recognize and treat Executive as an employee during the term of the Extended Employment Period. The Company agrees that it will take any and all actions necessary to insure that the Option Plans are consistent with the Company’s obligations under this Section 2.08, and the Company agrees that no provision of the Option Plans will preclude the Company from meeting its obligations hereunder. For purposes of clarity, any provision in any Option Plan, Option agreement or other agreement or document executed by Executive that purports to limit what may be included in the calculation of any payment or benefit due Executive following Executive’s Separation of Service or the expiration of the Term shall be void in its inception and shall not be effective, including, but not limited to, Section 7 of the Option agreements executed by Executive pursuant to the Company’s 2000 and 2006 Option Plans; such Option agreements shall remain in full force and effect and shall be construed as if Section 7 did not appear therein.

(e) If Executive’s Services are terminated pursuant to Section 2.02 as a result of the death of Executive, or if Executive dies during the Extended Employment Period, then all Options outstanding on the date of Executive’s death shall immediately vest and shall be exercisable by his estate for the earlier of (i) a period of one (1) year from the date of his death, or (ii) the original maximum term of the Option.

(f) In the event that Executive is entitled to receive monetary benefits upon a Separation of Service in accordance with any of the other Sections of Article II (if applicable), such monetary benefits shall be paid in full as if Executive’s employment had not been continued for the Extended Employment Period and shall be in addition to the amounts payable to Executive in accordance with this Section 2.08. Amounts payable under this Section 2.08 shall be payable upon the later of (i) the date specified for such payment in this Section 2.08, or (ii) January 1, 2008. If Executive is entitled to continuation of health insurance and other benefits as a result of a Separation of Service (e.g., benefits are continued in accordance with Sections 2.04, 2.05 and/or 2.06 hereof), such continuation shall commence at the end of the Extended Employment Period, it being the intention of the parties that such periods shall run consecutively and that Executive shall receive continuation of benefits under this Section 2.08, followed by continuation of benefits to which Executive may be entitled under Sections 2.04, 2.05 and/or 2.06 hereof, followed by full COBRA benefits. If the Company’s COBRA coverage does not allow continuation of benefits in accordance with this Section 2.08, the Company agrees to provide Executive continuation of such benefits for the period of time that would have otherwise been available to Executive, his spouse or dependants under COBRA, e.g., for eighteen (18) months (or, with respect to Executive’s spouse, in the event that Executive dies during the benefits continuation periods described above, for thirty-six (36) months), commencing at the end of the later of the benefit continuation periods specified above; provided, however, that the health insurance coverage provided during such period shall be provided in such a manner that such benefits (and the costs and premiums thereof) are excluded from the Executive’s income for federal income tax purposes (if the Company reasonably determines that providing continued coverage under one or more of its health care benefit plans contemplated herein could be taxable to the Executive, the Company shall provide such benefits at the level required hereby through the purchase of individual insurance coverage).

(g) This Section 2.08 shall survive Executive’s Separation of Service, the expiration of the Term and the termination of this Agreement for any reason. The Company may not terminate Executive during the Extended Employment Period for any reason whatsoever other than upon the death of Executive. In the event that the Company terminates Executive in contravention of the immediately preceding sentence, (A) any Options which were outstanding immediately prior to such termination shall remain in full force and effect for the shorter of (i) the original two year term of the Extended Employment Period, (ii) the original maximum term of the Option, and (iii) ten (10) years from the original Option grant date, (B) any unvested Options held by Executive that would have vested during the original term of the Extended Employment Period shall automatically vest and become fully exercisable, (C) all such Options shall remain exercisable for the shorter of (1) the period of time that the Options would have remained exercisable had

Executive remained an employee in good standing until the end of the Extended Employment Period, (2) the original maximum term of the Option, and (3) ten (10) years from the original Option grant date, and (D) Executive’s health insurance coverage shall be continued by the Company for the original term of the Extended Employment Period as set forth in this Section 2.08(b) and (f). Executive may terminate his employment during the Extended Employment Period by giving the Company at least ninety (90) days prior written notice of his intent to terminate the Extended Employment Period; provided that if Executive terminates his employment during the Extended Employment Period, all unvested Options shall terminate upon Executive’s termination of employment and any vested Options may be exercised in accordance with the terms of the Option Plans. Such termination by Executive shall not affect any other obligation of the Company to Executive in this Agreement. In the event of any conflict between the provisions of this Section 2.08 and the other provisions of this Agreement, the provisions of Section 2.08 shall prevail. For the avoidance of doubt, the payments and benefits contemplated by this Section 2.08 shall be in addition to any payments and benefits contemplated by Sections 2.04, 2.05, 2.06 or 2.07 of this Agreement.

ARTICLE III

EXECUTIVE’S ACKNOWLEDGMENTS

Executive recognizes and acknowledges that in the course of Executive’s employment by the Company: (a) he will be privy to certain confidential and proprietary information which constitutes trade secrets as defined in the Uniform Trade Secrets Act and as adopted by the various states (the “Act”); and (b) he will be privy to certain other confidential and/or proprietary information that may not constitute trade secrets as defined in the Act.

Executive acknowledges that the Company must protect both above kinds of information from disclosure or misappropriation, and Executive further acknowledges that the processes, machines, technical documentation, computer programs, customer lists, business plans, marketing plans and techniques, pricing data, financial data, marketing programs, customer files, financial institution files, technical expertise and know how, and other information and trade secrets, whether as defined in the Act or which may lie beyond it (collectively the “Property”), which have been or will be provided to Executive by the Company, are unique, confidential and proprietary Property of the Company and by the provision of such Property to Executive, the Company is not conveying any ownership or other interest to Executive. Executive acknowledges that such confidential and proprietary information derives independent, actual, and potential commercial value from not being generally, readily ascertainable through independent development and is the subject of efforts by the Company that are reasonable under the circumstances to maintain its secrecy. Property shall not include any information that is in the public domain, so long as such information is not in the public domain as a result of any action or inaction by Executive which would constitute a violation of this Agreement or the Company’s policies with respect to such Property. Executive agrees to hold in trust and confidence for the Company and to not to disclose to any third party, without prior written consent of the Company, said Property and information, whether it is tangible or intangible. Executive further agrees not to use any such confidential information or trade secrets to his/her personal benefit or for the benefit of any third party.

Executive further acknowledges that for purposes of interpreting Articles III and IV of this Employment Agreement, covenants and obligations of Executive with respect to the Company apply equally with respect to its affiliates. Executive also acknowledges that Property belongs to the Company and agrees to return to the Company all such information and Property which is tangible upon the Executive’s Separation of Service.

Executive acknowledges that the use, misappropriation, or disclosure of the Property would constitute a breach of trust and could cause irreparable injury to the Company, and it is essential to the protection of the Company’s good will and to the maintenance of the Company’s competitive position that the Property be kept secret and that Executive not disclose the Property to others or use the property to Executive’s own advantage or the advantage of others.

Executive further recognizes and understands that his Services at the Company may include the preparation of materials, including written or graphic materials, and that any such materials conceived or written by him shall be done as “work made for hire” as defined and used in the Copyright Act of 1976, 17 USC Section 1 et seq. In the event of publication of such materials, Executive understands that since the work is a “work made for hire”, the Company will solely retain and own all rights in said materials, including right of copyright, and that the Company may, at its discretion, on a case-by-case basis, grant Executive by-line credit on such materials as the Company may deem appropriate.

ARTICLE IV

EXECUTIVE’S COVENANTS AND AGREEMENTS

4.01. Non-Disclosure of Property. Executive agrees to hold and safeguard the Property in trust for the Company, its successors and assigns and agrees that he shall not, without the prior written consent of the Company, misappropriate or disclose or make available to anyone for use outside the Company’s organization at any time, either during his employment with the Company or subsequent to the termination of his employment with the Company for any reason, including without limitation Separation of Service by the Company for cause or without cause, any confidential information that constitutes trade secrets, whether or not developed by Executive, except as required in the performance of Executive’s Services to the Company or as otherwise required by law or legal process. Executive and the Company agree that Executive’s obligations under the above non-disclosure provision as it relates to confidential information that does not constitute trade secrets shall apply for a period of three (3) years following the Separation of Service of the Executive.

4.02. Disclosure of Works and Inventions/Assignment of Patents and Other Rights. (a) Executive shall disclose promptly to the Company or its nominee any and all works, inventions, discoveries and improvements authored, conceived or made by Executive during the period of employment and related to the business or activities of the Company, and hereby assigns and agrees to assign all his interest therein to the Company or its nominee. Whenever requested to do so by the Company, Executive shall execute any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and obtain Letters Patent or Copyrights of the United States or any foreign country or to otherwise protect the Company’s interest therein. Such obligations shall continue beyond the termination of employment with respect to works, inventions, discoveries and improvements authored, conceived or made by Executive during the period of employment, and shall be binding upon Executive’s assigns, executors, administrators and other legal representatives.

(b) Executive agrees that in the event of publication by Executive of written or graphic materials the Company will retain and own all rights in said materials, including right of copyright.

4.03. Services. During the Term of this Agreement, Executive agrees to devote his best efforts full time to the performance of his Services for the Company, to give proper time and attention to furthering the Company’s business, and to comply in all material respects with all rules, regulations and instruments established or issued by the Company and made known to Executive. Executive further agrees that during the Term of this Agreement, Executive shall not, directly or indirectly, engage in any business which would detract from Executive’s ability to apply his best efforts to the performance of his Services hereunder. Executive also agrees that he shall not usurp any corporate opportunities of the Company during the Term of this Agreement. The Services set forth in this Section 4.03 shall apply during the Term of this Agreement.

4.04. Return of Materials. Upon the Executive’s Separation of Service with the Company for any reason, including without limitation Separation of Service by the Company for cause or without cause, Executive shall promptly deliver to the Company all correspondence, drawings, blue-prints, manuals, letters, notes, notebooks, reports, flow-charts, programs, proposals and any documents concerning the Company’s customers or concerning products or processes used by the Company and, without limiting the foregoing, will promptly deliver to the Company any and all other documents or materials containing or constituting Property.

4.05. Restrictions on Competition. Executive acknowledges that as Executive Vice President and Chief Operating Officer he will be a “high impact” person in the Company’s business who is in possession of selective and specialized skills, learning abilities, supplier and customer contacts, and supplier and customer information as a result of his relationship with the Company, and agrees that the Company has a substantial business interest in the covenant described below. Executive further acknowledges that he is involved at the highest level of the Company in the development of strategy and products, and is responsible for new product development nationally and internationally, has significant and regular contact with customers and suppliers of the Company, and that he has access to and responsibility for trade secret and confidential information pertaining to the business of the Company, its products and plans. In recognition of that status, Executive covenants and agrees that during the Term plus a period of two years (or such longer period, not in excess of three years, to the extent Separation of Service payments are paid to Executive pursuant to Sections 2.04, 2.05 or 2.06 in an amount representing a period in excess of two years) following Executive’s Separation of Service, including without limitation Separation of Service by the Company for cause or without cause (excepting a Separation of Service pursuant to Section 2.01), Executive shall not, in the United States of America engage, directly or indirectly, whether as principal or as agent, officer, director, employee, consultant, shareholder (other than as a shareholder owning up to 5% of the outstanding stock of any company whose stock is publicly traded and listed on a national securities exchange or included in NASDAQ), alone or in association with any other person, corporation or other entity, in any Competing Business; provided, however, that with respect to a Separation of Service occurring during the Change of Control Protection Period, the foregoing restriction shall apply for a period equal to one half of the applicable period otherwise prescribed by this sentence. For purposes of this Agreement, the term “Competing Business” shall mean and include any person, corporation or other entity which develops, manufactures, sells, markets or attempts to develop, manufacture, sell or market any product or services which are the same as or similar to the Products and services sold by the Company at any time and from time to time during the last two years prior to the Executive’s Separation of Service hereunder; provided, however, that for purposes of determining what constitutes a Competing Business there shall not be included (x) any product or service of any entity which product or service Executive determines is not material to the business or prospects of the Company and which product or service the

Company’s Board, having been requested to do so by Executive, also so determines; the parties agree that any product which has been marketed in the United States for five years and has not achieved a five percent revenue level for the Company is not material for purposes of this provision or (y) any product or service of any entity so long as the Executive and such entity can demonstrate to the reasonable satisfaction of the Company that Executive is and will continue to be effectively isolated from, and not participate in the development, manufacture, sale or marketing of, such product or service, but only so long as Executive is effectively so isolated and does not so participate. To trigger this provision, the Executive and entity must perform the following: (i) the Executive must provide the Company with a letter pledging that he will abide by this Agreement; provided, however, that this requirement shall not apply in the event of a Separation of Service during the Change of Control Protection Period, and (ii) the prospective/new employer must provide a letter acknowledging that it is aware of the Executive’s obligations hereunder; provided, however, that this requirement shall not apply in the event of a Separation of Service during the Change of Control Protection Period. The letter also must contain a pledge by the new/prospective employer that it will abide by those obligations. In the event the Term expires before Executive obtains the age of 65 and because the Company has elected not to further extend the Term pursuant to Section 1.02, then the provisions of this Section 4.05 and Sections 4.06 and 4.07 shall not be applicable after the conclusion of the Term unless the Company advises Executive at least six months prior to conclusion of the Term that it will continue to pay the Base Salary in effect at conclusion of the Term for such two-year period or such shorter portion thereof as the Company may specify (which specification shall shorten such two-year period accordingly) and the Company pays such amounts during such two-year or shorter period in equal bi-weekly installments; provided, however, that payment of any such amount will not begin until six (6) months after the expiration of the Term and any payment for this six-month waiting period will be paid in a lump sum as part of the first payment immediately after the six-month period has passed and thereafter any payments due will be paid bi-weekly in accordance with the Company’s then current payroll practice; and provided further, however, that, in the event that Executive receives payments contemplated by Section 2.05 as a result of the Company’s failure to extend the Term in a Change in Control Protection Period as set forth in Section 2.04(a)(x), then Sections 4.05, 4.06 and 4.07 shall apply for the following time period(s) without any further payment: Section 4.05 (eighteen months), Section 4.06 (one year) and Section 4.07 (one year). For the avoidance of doubt, (1) if the Company elects to continue to pay Executive’s Base Salary as contemplated by the immediately preceding sentence so that Sections 4.05, 4.06 and 4.07 will apply following the Company’s failure to extend the Term, such payments shall be in addition to any other payments contemplated by this Agreement, and (2) the Company may only make such election if Section 4.05, 4.06 and 4.07 would not otherwise not apply.

4.06. Non-Solicitation of Customers and Suppliers. Executive agrees that during the Term he shall not, directly or indirectly, solicit the trade of, or trade with, any customer, prospective customer, supplier, or prospective supplier of the Company for any business purpose other than for the benefit of the Company, with respect to any products competitive with those of the Company. Executive further agrees that for two years following Executive’s Separation of Service with the Company, including without limitation Separation of Service by the Company for cause or without cause, Executive shall not, directly or indirectly, solicit the trade of, or trade with, any customers or suppliers of the Company with respect to any products competitive with those of the Company; provided, however, that with respect to a Separation of Service occurring during the Change of Control Protection Period, the foregoing restriction shall apply for a period of one year following the Executive’s Separation of Service with the Company (in lieu of the longer period described at the beginning of this sentence).

4.07. Non-Solicitation of Employees. Executive agrees that, during the Term and for two years following Executive’s Separation of Service with the Company, including without limitation Separation of Service by the Company with cause or without cause, Executive shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee of the Company to leave the Company for any reason whatsoever, or hire any employee of the Company without permission from the Company; provided, however, that with respect to a Separation of Service occurring during the Change of Control Protection Period, the foregoing restriction shall apply for a period of one year following the Executive’s Separation of Service with the Company (in lieu of the longer period described at the beginning of this sentence).

ARTICLE V

EXECUTIVE’S REPRESENTATIONS AND WARRANTIES

5.01. No Prior Agreements. Executive represents and warrants that he is not a party to or otherwise subject to or bound by the terms of any contract, agreement or understanding which in any manner would limit or otherwise affect his ability perform his obligations hereunder, including without limitation any contract, agreement or understanding containing terms and provisions similar in any manner to those contained in Article IV hereof. Executive further represents and warrants that his employment with the Company will not require him to disclose or use any confidential information belonging to prior employers or other persons or entities other than Healthdyne.

5.02. Executive’s Abilities. Executive acknowledges that it would cause the Company serious and irreparable injury and cost if Executive were to use his ability and knowledge in competition with the Company or to otherwise breach the obligations contained in Article IV.

5.03. Remedies. In the event of a breach by Executive of the terms of this Agreement, the Company shall be entitled, if it shall so elect, to institute legal proceedings to obtain damages for any such breach, or to enforce the specific performance of this Agreement by Executive and to enjoin Executive from any further violation of this Agreement and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by law. Executive acknowledges, however, that the remedies at law for any breach by him of the provisions of this Agreement may be inadequate and that the Company shall be entitled to injunctive relief against him in the event of any breach. During the Change of Control Protection Period, in no event shall an asserted violation of the provisions of Article IV constitute a basis for deferring or withholding any amounts otherwise payable to Executive under this Agreement.

ARTICLE VI

MISCELLANEOUS

6.01. PNC Loan and Related Provisions. (a) The parties hereby acknowledge that Executive has borrowed $300,000 from PNC Bank, National Association to Executive (the “PNC Loan”).

(b) The Company agrees during the Term and the Extended Employment Period to reimburse Executive on a monthly basis for, or advance to Executive, an amount equal to the interest payable by Executive on the PNC Loan. Payment of such reimbursements or advance shall be made no later than the end of Executive’s taxable year following the taxable year in which the expense is incurred. Amounts eligible for reimbursement or advance in one taxable year shall not affect the amount eligible for reimbursement or advance to be provided in any other taxable year. The right to any such reimbursement or advance hereunder shall not be subject to liquidation or exchange for any other benefit.

(c) For each calendar year during the Term of Employment Agreement and the Extended Employment Period, the Company shall gross-up one time Executive’s income to account for any additional federal and state income tax payable by Executive as a result of the Company’s reimbursement of Executive for interest payable on the PNC Loan. Such gross-up shall be paid at the maximum applicable rate on an annual basis at such time as Executive has determined his tax liability with respect to such interest reimbursement for the prior year, however, in no event will any gross-up payment be made later than the end of any taxable year of Executive in which the related taxes are remitted to the taxing authority.

6.02. Authorization to Modify Restrictions. It is the intention of the parties that the provisions of Article IV hereof shall be enforceable to the fullest extent permissible under applicable law, but that the unenforceability (or modification to conform to such law) of any provision or provisions hereof shall not render unenforceable, or impair, the remainder thereof. If any provision or provisions hereof shall be deemed invalid or unenforceable, either in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provision or provisions and to alter the bounds thereof in order to render it valid and enforceable.

6.03. Entire Agreement. This Agreement represents the entire agreement of the parties with respect to the employment of Executive by the Company and may be amended only by a writing signed by each of them. For the avoidance of doubt, the Supplemental Employment Agreement, dated as of November 11, 1997, by and between Executive and the Company, shall terminate by virtue of the execution of this Agreement and shall no longer have any effect.

6.04. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

6.05. Consent to Jurisdiction; Venue. Executive hereby irrevocably submits to the personal jurisdiction of the United States District Court for the Western District of Pennsylvania or the Court of Common Pleas of Allegheny County, Pennsylvania in any action or proceeding arising out of or relating to this Agreement that cannot be finally resolved by arbitration pursuant to Section 6.06 hereof (and for enforcement of any such arbitration decision), and Executive hereby irrevocably agrees that all claims in respect of any such action or proceeding may be heard and determined in either such court. Executive hereby irrevocably waives any objection which he now or hereafter may have to the laying of venue of any action or proceeding arising out of or relating to this Agreement brought in the United States District Court for the Western District of Pennsylvania or the Court of Common Pleas of Allegheny County, Pennsylvania and any objection on the ground that any such action or proceeding in either of such Courts has been brought in an inconvenient forum. Nothing in this Section 6.05 shall affect the right of the Company to bring any action or proceeding against Executive or his property in the courts of other jurisdictions where the Executive resides or has his principal place of business or where such property is located. The parties agree and acknowledge that a breach by the Company of its obligations under this Agreement will result in significant damages to Executive. Accordingly, in order to provide certainty with respect to Executive’s ability to receive the benefit of his bargain,

Executive, in the event of a breach by the Company of its covenants, representations and warranties in this Agreement, shall be entitled, in addition to any other remedies that he may have, to require specific performance of the covenants, representations and warranties of this Agreement.

6.06. Arbitration. Unless the party seeking relief is seeking relief not available through arbitration hereunder (see Section 6.05), any dispute related to this Agreement shall be referred to arbitration by three arbitrators selected from a list of arbitrators affiliated with American Arbitration Association (“AAA”) who are familiar with executive employment matters, with one arbitrator being selected by the Company, one arbitrator being selected by Executive, and the third arbitrator being selected jointly by the two arbitrators selected by the Company and by Executive. The decision of a majority of the arbitrators shall constitute the arbitral decision. The arbitration hereunder, shall be conducted pursuant to the rules and procedures of AAA then in effect and otherwise in such manner as the arbitrator or arbitrators shall determine and shall be conducted in Pittsburgh, Pennsylvania. All parties shall cooperate with each other to expedite the arbitration process as much as possible so that the dispute can be resolved as quickly as possible and with as little cost as possible. The arbitral decision shall be final, binding and conclusive on the parties and may be entered, if necessary, in a court of competent jurisdiction with the same force and effect as a final and binding judgment. The arbitrators shall further be authorized to allocate or assess the costs of arbitration, including attorneys’ fees, between the respective parties. If the arbitrators do not award costs and expenses, then each party shall bear its own costs and expenses, including attorneys’ fees, and the cost of the arbitration shall be paid by the party whose position in the arbitration does not prevail.

6.07. Agreement Binding. The obligations of Executive under this Agreement that continue after the Separation of Service with the Company for any reason, with or without cause, and shall be binding on his heirs, executors, legal representatives and assigns and shall inure to the benefit of any successors and assigns of the Company.

6.08. Counterparts, Section Headings. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The section headings of this Agreement are for convenience of reference only and shall not affect the construction or interpretation of any of the provisions hereof.

6.09. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if (a) hand delivered or (b) mailed, registered mail, first class postage paid, return receipt requested, or (c) sent via overnight delivery service or courier, delivery acknowledgment requested, or (d) via any other delivery service with proof of delivery:

if to the Company:

Respironics, Inc.

1010 Murry Ridge Lane

Murrysville, PA 15668

Attn: President

if to Executive, at the address set forth on the signature page hereof or to such other address or to such other person as either party hereto shall have last designated by notice to the other party.

6.10. Section 409A. Within the time period permitted by the applicable Treasury Regulations, the parties may agree to modify the Agreement, in the least restrictive manner necessary and without any diminution in the value of the payments to, or protections for, Executive, in order to cause the provisions of the Agreement to comply with the requirements of Section 409A of the Code, so as to avoid the imposition of taxes and penalties on Executive pursuant to Section 409A of the Code. In the event that the Executive requests in writing that the Company agree to modify provisions of this Agreement in a manner that will not result in any increase in the cost to the Company (other than administrative or legal costs) in order to cause the provisions to comply with the requirements of Section 409A of the Code, the Company agrees in good faith to make such amendment.

6.11. Attorney’s Fees. The Company agrees to pay as incurred (within 10 days following the Company’s receipt of an invoice from Executive), at any time from the date of this Agreement through Executive’s remaining lifetime or, if longer, through the 20th anniversary of the Effective Date, to the full extent permitted by law, all legal fees and expenses that Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by Executive about the amount of any payment pursuant to this Agreement) arising in connection with a Change of Control, Separation of Service or termination of employment during the Change of Control Protection Period, plus, in each case, interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code, provided, that Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred.

6.12. Successor to the Company. The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Any failure of the Company to obtain such agreement prior to the effectiveness of any such succession or assignment shall be a material breach of this Agreement and shall entitle the Executive to terminate Executive’s Services and to receive the payments and other benefits set forth in Section 2.05 and Section 2.08 as if Executive’s Services had been terminated without cause during the Change of Control Protection Period. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor or assign to its business and/or assets as aforesaid.

Executive acknowledges that he has read and understands the foregoing provisions and that such provisions are reasonable and enforceable. IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be executed the day and year first above written.

/s/ CRAIG REYNOLDS

Address:	1046 MIDDLEBROOK WAY NW KENNESAW, GA 30152

RESPIRONICS, INC.

By:	/s/ William R. Wilson
Title:	Chief Human Resources Officer